UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 27, 2017

SOHU.COM INC.

(Exact name of registrant as specified in its charter)

Delaware	0-30961	98-0204667
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Level 18, SOHU.com Media Plaza

Block 3, No. 2 Kexueyuan South Road, Haidian District

Beijing 100190

People’s Republic of China

(011) 8610-6272-6666

(Address, including zip code, of registrant’s principal executive offices and registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02	Results of Operations and Financial Condition.

Selected Sogou Preliminary Unaudited Financial Data for the three months ended September 30, 2017

The following selected preliminary unaudited financial information and certain operating data of Sohu.com Inc.’s (“Sohu” or the “registrant”) online search and search-related services subsidiary Sogou Inc., a Cayman Islands Company (“Sogou”), for the three months ended September 30, 2017 were included in Amendment No. 1 to a registration statement on Form F-1 filed by Sogou with the U.S. Securities and Exchange Commission (the “SEC”) on October 27, 2017 relating to a proposed initial public offering (or “IPO”). These preliminary unaudited financial data have been prepared by and are the responsibility of Sogou’s management. PricewaterhouseCoopers Zhong Tian LLP has not audited, reviewed, compiled, or performed any procedures with respect to such data. Accordingly, PricewaterhouseCoopers Zhong Tian LLP does not express an opinion or provide any other form of assurance with respect to such data. Sogou is still in the process of preparing its full financial statements for the three months ended September 30, 2017. Accordingly, these preliminary unaudited financial data may change.

•	Sogou’s total revenues for the three months ended September 30, 2017 were $257.3 million, compared to total revenues of $166.0 million for the three months ended September 30, 2016 and $210.9 million for the three months ended June 30, 2017, or up 55.1% year-over-year and 22.0% quarter-over-quarter;

•	Sogou’s search and search-related advertising revenues for the three months ended September 30, 2017 were $225.6 million, compared to search and search-related advertising revenues of $150.7 million for the three months ended September 30, 2016 and $186.8 million for the three months ended June 30, 2017, or up 49.7% year-over-year and 20.8% quarter-over-quarter. The increase in search and search-related advertising revenues was mainly attributable to an increase in revenues from auction-based pay-for-click services, which accounted for 83.8% of Sogou’s search and search-related advertising revenues for the three months ended September 30, 2017, compared to 77.7% and 83.0%, respectively, for the three months ended September 30, 2016 and June 30, 2017. The total number of Sogou’s paid clicks increased by 64.8% from the three months ended September 30, 2016 and 27.3% from the three months ended June 30, 2017 to the three months ended September 30, 2017, primarily driven by strong growth in mobile paid clicks as a result of rapidly-growing mobile traffic, which was partially offset by declining PC paid clicks. The year-over-year increase in the total number of Sogou’s paid clicks was also driven by an improved click-through rate on the mobile end;

•	Sogou’s other revenues for the three months ended September 30, 2017 were $31.8 million, compared to other revenues of $15.2 million for the three months ended September 30, 2016 and $24.2 million for the three months ended June 30, 2017, or up 108.7% year-over-year and 31.4% quarter-over-quarter. The increase in other revenues was primarily attributable to increases in revenues from sales of smart hardware products and Internet value-added services, or IVAS;

•	Sogou’s cost of revenues for the three months ended September 30, 2017 was $130.3 million, compared to cost of revenues of $78.8 million for the three months ended September 30, 2016 and $105.5 million for the three months ended June 30, 2017, or up 65.4% year-over-year and 23.6% quarter-over-quarter, respectively. The increase in cost of revenues was primarily driven by an increase in traffic acquisition costs and costs associated with smart hardware products and IVAS;

•	Sogou’s traffic acquisition costs (which are included in Sogou’s cost of revenues) for the three months ended September 30, 2017 were $85.8 million, compared to traffic acquisition costs of $52.9 million for the three months ended September 30, 2016 and $71.0 million for the three months ended June 30, 2017, or up 62.3% year-over-year and 20.8% quarter-over-quarter. The year-over-year increase in traffic acquisition costs outpaced the increase in Sogou’s search and search-related advertising revenues during the same period, primarily due to an increase in the portion of our mobile search traffic that was directed to Sogou by third parties. The quarter-over-quarter increase in traffic acquisition costs was in line with the quarter-over-quarter increase in Sogou’s search and search-related advertising revenues;

•	Sogou’s operating income for the three months ended September 30, 2017 was $35.7 million, compared to operating income of $20.1 million for the three months ended September 30, 2016 and $25.4 million for the three months ended June 30, 2017, or up 78.0% year-over-year and 40.3% quarter-over-quarter;

•	Sogou’s net income for the three months ended September 30, 2017 was $31.0 million, compared to net income of $20.1 million for the three months ended September 30, 2016 and $23.5 million for the three months ended June 30, 2017, or up 54.2% year-over-year and 31.7% quarter-over-quarter.

In addition, Sogou’s share-based compensation expense for the three months ended September 30, 2017 was $0.3 million, compared to share-based compensation expense of $0.2 million for the three months ended September 30, 2016 and $0.7 million for the three months ended June 30, 2017, or up 63.7% year-over-year and down 52.0% quarter-over-quarter. Sogou’s depreciation and amortization expense for the three months ended September 30, 2017 was $13.3 million, compared to depreciation and amortization expense of $9.5 million for the three months ended September 30, 2016 and $11.6 million for the three months ended June 30, 2017, or up 39.7% year-over-year and 14.3% quarter-over-quarter.

Sogou’s results for the three months ended September 30, 2017 should not be viewed as an indicator of Sogou’s financial results for the full year ending December 31, 2017 or for any future interim periods.

Item 8.01	Other Events.

Sogou Filing of Registration Statement on Form F-1 Including Estimated Offering Size and Price Range

On October 27, 2017, the registrant’s online search and search-related services subsidiary Sogou filed with the SEC Amendment No. 1 to a registration statement on Form F-1 relating to an IPO of 45,000,000 American depositary shares (“ADSs”), with each ADS representing one Class A Ordinary Share of Sogou at an estimated price range of US$11.00 to US$13.00. Sogou has applied to have the ADSs listed on the New York Stock Exchange under the symbol “SOGO.” The registration statement has not yet become effective. The ADSs may not be sold, nor may any offers to buy be accepted, prior to the time the registration statement becomes effective.

All of the 45,000,000 ADSs of Sogou proposed to be offered will represent newly-issued Class A Ordinary Shares. The net proceeds to Sogou from ADSs sold in the proposed IPO are expected to be approximately $501 million, assuming an initial public offering price per ADS of US$12.00, which is the midpoint of the estimated public offering price range, after deducting underwriting discounts and commissions and estimated offering expenses payable by Sogou. In addition, up to 15% of the ADSs being offered initially, or up to 6,750,000 additional ADSs, will be available for purchase by the underwriters from Sogou to cover over-allotments, at any time within 30 days after the effectiveness of the registration statement.

Effective upon the completion of the proposed IPO, all of the Sogou shares held by Sohu will be redesignated as Class B Ordinary Shares. Each Class B Ordinary Share will be entitled to ten votes per share on any matter brought to a vote of Sogou shareholders, whereas Class A Ordinary Shares (which the ADSs represent) will be entitled to one vote per share. Assuming that the underwriters do not exercise their over-allotment option, after the proposed IPO is completed Sohu will beneficially own approximately 33.4% of the total of Sogou’s outstanding Class A and Class B Ordinary Shares and control approximately 44.0% of the total voting power of the combined total of Sogou’s outstanding Class A and Class B Ordinary Shares. Tencent Holdings Limited (“Tencent”) will beneficially own approximately 38.7% of the total of Sogou’s outstanding Class A and Class B Ordinary Shares and control approximately 52.3% of the total voting power of the combined total of Sogou’s outstanding Class A and Class B Ordinary Shares. Under a voting agreement among Sohu, Tencent, and Sogou that will take effect upon the completion of the proposed IPO, Sohu will have the right to appoint a majority of Sogou’s Board of Directors. Following the IPO, Sohu will continue to consolidate Sogou’s revenues and expenses in its financial statements, and will provide for non-controlling interests reflecting ordinary shares in Sogou held by shareholders other than Sohu.

In addition, following the completion of the proposed IPO, Photon Group Limited, the investment vehicle of Dr. Charles Zhang, Sohu’s Chairman and Chief Executive Officer and the Chairman of Sogou, will beneficially own Sogou Class A Ordinary Shares representing approximately 8.2% of the total of Sogou’s outstanding Class A and Class B Ordinary Shares; Xiaochuan Wang, Sogou’s Chief Executive Officer, will beneficially own Sogou Class A Ordinary Shares representing approximately 4.9% of the total of Sogou’s outstanding Class A and Class B Ordinary Shares; and other members of Sogou management will beneficially own Sogou Class A Ordinary Shares representing approximately 1.5% of the total of Sogou’s outstanding Class A and Class B Ordinary Shares.

The proposed offering will only be made by means of a prospectus. The information provided above does not constitute an offer to sell, or the solicitation of any offer to buy, in any state or jurisdiction in which such offer or solicitation would be unlawful prior the registration or qualification under the securities laws of any such state or jurisdiction.

Safe Harbor Statement

This report on Form 8-K includes forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. The registrant cautions you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, instability in global financial and credit markets and its potential impact on the Chinese economy; exchange rate fluctuations, including their potential impact on the Chinese economy and on the registrant’s and Sogou’s reported US dollar results; recent slow-downs in the growth of the Chinese economy; the uncertain regulatory landscape in the People’s Republic of China; fluctuations in the registrant’s and Sogou’s quarterly operating results; and the possibility that market conditions, adverse changes in Sogou’s business or prospects, or other factors could prevent Sogou from conducting and completing its proposed IPO. Further information regarding these and other risks is included in the registrant’s annual report on Form 10-K for the year ended December 31, 2016 and quarterly report on Form 10-Q for the quarter ended June 30, 2017, and other filings with the Securities and Exchange Commission, including Amendment No. 1 to Sogou’s registration statement on Form F-1 filed on October 27, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: October 27, 2017	SOHU.COM INC.

	By:	/s/ Joanna Lv
Joanna Lv Acting Chief Financial Officer